EXHIBIT 99.1

John Dillon to Step Down as Ciena Director

    LINTHICUM, Md.--(BUSINESS WIRE)--Feb. 4, 2005--Ciena(R) Corporation (NASDAQ:CIEN), the network specialist, today announced that John Dillon, a member of its Board of Directors since 1999, will be stepping down for personal reasons following the Company's next scheduled Board meeting in February, 2005.
    "We are fortunate to have such a diverse and well-rounded Board of Directors, with a wealth of real business experience and financial acumen," said Gary Smith, Ciena director, president and CEO. "In the last five years, John's been an important part of that mix, and the Board is grateful for his contribution."
    Following Mr. Dillon's departure, Ciena's Board will consist of nine members, seven of whom are independent directors.

    About Ciena

    Ciena Corporation is the network specialist, focused on expanding the possibilities for its customers' networks while reducing their cost of ownership. The company's systems, software and services target and cure specific network pain points so that telcos, cable operators, governments and enterprises can best exploit the new applications that are driving their businesses forward. For more information, visit www.ciena.com.

    CONTACT: Ciena Corporation
             Investor Contacts:
             Jessica Towns
             (888) 243-6223
             email: ir@ciena.com
                 or
             Press Contacts:
             Nicole Anderson
             (410) 694-5786
             email: pr@ciena.com